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                                   EXHIBIT 13

                        TOTAL RATE OF RETURN CALCULATION

                                     FORMULA

                               P(1 + T)[superscript caret]n = ERV
                               P = A hypothetical payment of $1,000
                               T = Average annual total return
                               n = Number of years

                               T = (ERV/P)[superscript caret]1/n - 1